Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated June 12, 2017, in this Registration Statement (Form S-6 No. 333-217310) of Smart Trust 319, comprising Smart Trust, Adelante REIT Growth and Income Trust, Series 11.

/s/ Grant Thornton LLP

Chicago, Illinois

June 12, 2017